Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC ANNOUNCES ACQUISITION OF CERUS INDUSTRIAL INC.

Bluffton, Indiana - August 9, 2012 - Franklin Electric Co., Inc. (NASDAQ:FELE) announced today that it has completed the acquisition of 100 percent of the outstanding stock of Cerus Industrial Inc., based in Hillsboro, Oregon. Cerus designs, manufactures, and distributes motor controls, motor starters, contactors, protection devices, and variable frequency drives to a wide range of distributor and original equipment manufacturers in North America who serve three primary markets: HVAC, industrial motor sales and service, and pumping systems. 2011 sales for Cerus were approximately $14.0 million.

Franklin Electric has agreed to pay $25.7 million in an all cash transaction. The Company believes Cerus will be accretive to 2013 earnings per share.

Scott Trumbull, Franklin Chairman and Chief Executive Officer, commented:

“Cerus has deep technical and manufacturing strengths in several areas that are of strategic interest to Franklin Electric including variable frequency drives, starters, and control panels. The demand for electronic drives and controls for pumping applications is growing rapidly because these devices allow our customers to reduce energy cost, increase system life, and manage system parameters such as pressure and flow. While Franklin has been a leader in applying drive and control technologies to groundwater pumping systems, we believe that the Cerus acquisition will enable us to further accelerate our growth by increasing our technical and product development capacity, broadening our product line, reducing our manufacturing costs and moving us into adjacent market areas.”

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company's financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, new housing starts, weather conditions, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs and availability, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company's accounting policies, and other risks which are detailed in the Company's Securities and Exchange Commission filings, included in Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2011, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and, except as required by law, the Company assumes no obligation to update any forward-looking statements.